CONFIDENTIAL
December 22, 2017
Pattern Energy Group Inc.
Pier One, Bay Three
San Francisco, CA 94111
Attention: General Counsel

Re : Pattern Panhandle 2 Guarantee-- Reimbursement
Ladies and Gentlemen:
Reference is made to (i) the Purchase and Sale Agreement dated June 16, 2017 (the “Purchase and Sale Agreement”) entered into by Pattern Energy Group Inc., a Delaware corporation (“Seller”), and Vertuous Energy LLC, a Delaware limited liability company (“Buyer”) with respect to the acquisition (the “Acquisition”) by Buyer of indirect membership interests in Panhandle Wind Holdings 2 LLC, a Delaware limited liability company (the “Company”); (ii) the Guarantee dated as of November 10, 2014, by Seller for the benefit of certain members of the Company identified in the Guarantee, of certain obligations of Panhandle B Member 2 LLC, a Delaware limited liability company and an affiliate of Seller, owed to the Beneficiaries (the “Guaranteed Obligations”) (as amended and restated pursuant to that certain Amended and Restated Guaranty, dated as of the date hereof, the “Amended and Restated Guarantee”). Capitalized terms used herein without definition are used as defined in the Guarantee. Seller has provided the undersigned (“Obligor”) a complete copy of the fully executed Amended and Restated Guarantee, a copy of which is attached hereto as Exhibit A.
By countersigning this letter (the “Letter Agreement”), Seller (i) represents that the copy of the Amended and Restated Guarantee attached hereto as Exhibit A is a true and complete copy of such document in the form in which it was executed and delivered by the respective parties thereto, and that it has not been amended or otherwise modified since the date of the execution and delivery, and (ii) covenants to Obligor that it will not amend or modify, or agree to any amendment or modification, of the Amended and Restated Guarantee without the prior written consent of Obligor.
Obligor is an affiliate of Buyer, and will benefit from the closing under the Purchase and Sale Agreement. In consideration of the consummation of the Acquisition, Obligor hereby covenants to reimburse Seller for only the following payments made, or caused to be made, by Seller under the Amended and Restated Guarantee after the date hereof, as follows:

1. Obligor shall reimburse Seller for 49% of any payment made by Seller as required under the Amended and Restated Guarantee arising out of any breach of the Guaranteed LLCA Obligations after the date hereof caused by any action or inaction of the Pattern B Member, in its capacity as Member, Managing Member or Tax Matters Member under the Third Amended and Restated Limited Liability Company Agreement of Panhandle Wind Holdings 2 LLC, dated as of November 10, 2014, as amended by Amendment No. 1 dated as of December 30, 2016, and as further hereafter amended in accordance with its terms, undertaken after soliciting consent of the Buyer (whether or not such consent was required by the Voting Agreement) unless such action or inaction was in contravention of the vote of Buyer; provided, that Buyer shall be deemed to have voted against any action with respect to which Buyer abstains from voting; and
2. Obligor shall reimburse Seller for 100% of any payment made by Seller as required under the Amended and Restated Guarantee with respect to any breach described in clause (x) of the definition of “Guaranteed LLCA Obligations” in Section 2(a) of the Amended and Restated Guarantee after the date hereof to the extent directly caused by any breach by Buyer of its representation and warranties or covenants set forth in Sections 3.02 or 3.03 of the Limited Liability Company Agreement of NewCo (as defined in the Purchase and Sale Agreement), dated as of the date hereof (such payment, a “Subject Payment”).
3. Paragraph 2 notwithstanding, Obligor shall not be required to reimburse Seller for more than 49% of any Subject Payment that results from a direct or indirect subsidiary of Obligor (a "PSP Investment Entity") being treated as a Disqualified Tax-Exempt Person unless (i) Obligor fails to hold its interest in NewCo by or through a U.S. entity directly or indirectly wholly-owned by Obligor that is treated (pursuant to a valid election under Treasury Regulations Section 301.7701-3 or otherwise) as a domestic corporation for U.S. federal income tax purposes subject to U.S. federal income taxation as a regular C corporation or (ii) dividends or interest paid by such U.S. entity to Obligor (or, if applicable, to any Canadian intermediate parent that is a subsidiary of Obligor) are fully exempt from U.S. federal income taxation under the Code or Article XXI of the Tax Treaty.
For the purposes of Paragraph 3, the following definitions shall apply:
"Code" means the U.S. Internal Revenue Code of 1986, as amended.
"Disqualified Tax-Exempt Person" means any person that is treated as a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code or (ii) a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F) of the Code.
“Tax Treaty” means the United States–Canada Income Tax Convention.
Any other term or provision of this Letter Agreement notwithstanding, Obligor’s aggregate liability hereunder shall not exceed the least of (i) $120,000,000 (ii) Seller’s Aggregate

Liability Amount under the Amended and Restated Guarantee, and (iii) the amount calculated pursuant to Section 6(f) of the Amended and Restated Guarantee.
Promptly after obtaining knowledge of a claim or potential claim with respect to a Guaranteed LLCA Obligation for which Seller might request reimbursement from Obligor under this Letter Agreement, Seller will notify Obligor of such claim or potential claim and to the extent Obligor requests allow Obligor or its representatives to participate in any discussions or negotiations with respect to any such claim or potential claim. Unless Obligor consents in writing to the payment of any such claim, at least ten (10) Business Days prior to making a payment on any such claim, Seller will provide Obligor notice of its intent to make a payment with respect to such a claim and a reasonably detailed explanation for Seller’s agreement to pay the claim including a calculation of the amount of any such claim. Seller will upon making any payment with respect to the Guarantee for which Seller will seek reimbursement from Obligor under this Letter Agreement provide to the Obligor notice of such payment. Any reimbursement obligation of the Obligor shall be due and payable in cash to the account of Seller no later than within five (5) Business Days immediately following receipt of Seller’s written invoice for such reimbursement. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York or Montreal, Québec. Any amounts payable but not paid when due under this Letter Agreement shall carry interest at the rate of ten per cent (10%) per annum from the date such payment is due to the date of actual payment.
Except as expressly set forth above, Obligor shall have no liability of any kind whatsoever with respect to the Amended and Restated Guarantee.
Obligor agrees that its obligations under this Letter Agreement are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which would or might constitute a legal or equitable discharge of a guarantor or surety other than payment in full of Obligor’s obligations hereunder. Without limiting the generality of the foregoing, Obligor hereby waives (a) any defense arising under or based upon (i) the validity or enforceability of any Guaranteed LLCA Obligation or of the LLC Agreement, (ii) the taking of or delay or failure to take any action by Seller to exercise any rights or remedies against the Obligor, Buyer or any other Person pursuant to this Letter Agreement, the Purchase and Sale Agreement, the Voting Agreement or any other documents executed and delivered in connection with the Acquisition, (iii) the insolvency, bankruptcy, liquidation or dissolution of the Obligor or Buyer, (iv) any claim, set-off, counterclaim, defense or other rights that Seller may have at any time and from time to time against the Obligor or Buyer, whether in connection with this transaction or any unrelated transaction, (v) any default, failure, omission or delay, willful or otherwise, on the part of the Pattern B Member or Seller to perform or comply with, or the impossibility or illegality of performance by the Pattern B Member or Seller or any other Person (other than impossibility or illegality of performance that would apply to the extent that the Guaranteed LLCA Obligations were to be performed by Seller) of any of the Guaranteed LLCA Obligations; (vi) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of the Obligor, Buyer or any other Person for any reason whatsoever, including, without limitations, any suit or action in any way attaching or involving any issue, matter or thing in respect of any of the Guaranteed LLCA Obligations, the Purchase and Sale Agreement, the Voting Agreement or any other documents executed and delivered in connection with the Acquisition (other than a suit or action to which the Seller is a party or by which Seller is bound concerning the provisions of this Letter Agreement and/or the scope of the Obligor’s obligations hereunder); (vii) any sale, lease or transfer of any or all of the assets of the Obligor or Buyer, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Obligor or Buyer; (viii) any change, whether direct or indirect, in Obligor’s relationship to Buyer or the Company, including any such change by reason of any merger or consolidation or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of Buyer or the Company, the Obligor or any other entity; and
(b) any presentment, demand for payment, protest, notice of dishonor or non-payment of any Guaranteed LLCA Obligations, suit or the taking of other action by Seller or Buyer or any other party against, and any other notice to, the Beneficiaries, the Company or any other person not required hereunder. Obligor hereby warrants and agrees that each of the waivers and consents set forth in this Letter Agreement are made after consultation with legal counsel of its choice and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Obligor otherwise may have against Seller or any other person. If, notwithstanding the intent of the parties that the terms of this Letter Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.
Obligor hereby confirms that, notwithstanding Section 2.03 of the Sponsor Services Agreement between the Obligor and the Seller dated as of June 16, 2017, Obligor will remain obligated for all of its obligations and liabilities hereunder following the execution and delivery by the Buyer of an Accession Agreement pursuant to such Section 2.03 of the Sponsor Services Agreement, whether arising before or after the date of such Accession Agreement.
This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto.
This Letter Agreement and all of Obligor’s obligations hereunder shall immediately and automatically terminate and be of no further force and effect upon the termination of the Guarantee.

This Letter Agreement shall be interpreted and the rights and liabilities of the parties hereto shall be determined in accordance with the laws and decisions of the State of New York.
Seller and Obligor each irrevocably submits to the jurisdiction of the courts of the United States of America in and for the Southern District of New York, New York, for any proceeding arising out of this Letter Agreement. To the extent that service of process by mail is permitted by applicable law, each of Seller and Obligor irrevocably consents to the service of process in any proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, to its address for notices provided for herein. Nothing herein shall affect the right of Seller or Obligor to serve process in any other manner permitted by law. EACH OF SELLER AND OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LETTER AGREEMENT AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or facsimile or sent by overnight courier or registered mail, charges prepaid, addressed as follows:
(a)    if to Seller:
Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel
Email:     generalcounsel@patternenergy.com

(b)    if to Obligor:
1250 René-Lévesque Blvd. West
Suite 1400
Montreal, Québec H3B 5E9
Attention: Managing Director, Infrastructure Investments
Email: vertuousenergy@investpsp.ca and legalnotices@investpsp.ca
With a copy to :
Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College, 26th Floor
Montreal, Québec, Canada H3A 3N9

Attention: Franziska Ruf
Facsimile (514) 841-6499
E-mail:     fruf@dwpv.com

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing.
Any party may at any time change its address for purposes of this Letter Agreement by giving notice to the other party.
This Letter Agreement may not be amended, altered or modified except by written instrument executed by both Seller and Obligor.

[Remainder of page intentionally left blank]

Very truly yours,
PUBLIC SECTOR PENSION INVESTMENT BOARD

By:__/s/ Patrick Samson___________
Name: Patrick Samson
Title: Authorized Signatory

By:__/s/ Jean Daigneault___________
Name: Jean Daigneault
Title: Authorized Signatory

AGREED & ACCEPTED:
PATTERN ENERGY GROUP INC.
By: _/s/ Dyann S. Blaine_____________
Name: Dyann S. Blaine
Title: Vice President

EXHIBIT A

GUARANTEE

Attached

Execution Version

AMENDED AND RESTATED PATTERN GUARANTEE
This AMENDED AND RESTATED GUARANTEE, dated as of December 22, 2017 (this “Guarantee”), is made and entered into by PATTERN ENERGY GROUP INC., a Delaware corporation (the “Guarantor”), for the benefit of JPM CAPITAL CORPORATION, a Delaware corporation, MORGAN STANLEY WIND LLC, a Delaware limited liability company, and COMET WIND TX, LLC, a Delaware limited liability company (collectively, together with their respective permitted successors and assigns, the “Beneficiaries”).
PRELIMINARY STATEMENTS
A.Each of the Beneficiaries, Panhandle Wind Holdings 2 LLC, a Delaware limited liability company (the “Company”), and Panhandle B Member 2 LLC, a Delaware limited liability company (the “Pattern B Member”) are parties to the Equity Capital Contribution Agreement, dated as of December 20, 2013 (as amended, the “ECCA”), pursuant to which each of the Beneficiaries made its Capital Contribution to the Company on the Funding Date.
B.Pattern B Member and the Beneficiaries are parties to that certain Third Amended and Restated Limited Liability Agreement of the Company, dated as of November 10, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”).
C.The Guarantor previously entered into that certain Pattern Guarantee, dated as of November 10, 2014 (the “Original Guarantee”), and by entering into this Guarantee hereby amends and restates the Original Guarantee in its entirety.
D.Pursuant to that certain Purchase and Sale Agreement, dated as of June 16, 2017, between Guarantor and Vertuous Energy LLC, a Delaware limited liability company, Guarantor intends to, among other things, (i) cause Pattern B Member to transfer to a new indirect wholly-owned subsidiary of Guarantor (the “New Class B Member”, which, at the time of such transfer, will be fully owned by Pattern US Finance Company LLC) 50% of the outstanding Class B Units of the Company (the “Affiliate Transfer”), and (ii) following the closing of the Affiliate Transfer, cause Pattern US Finance Company LLC to transfer and assign to Vertuous Energy LLC 98% of the membership interests in the New Class B Member.
E.The Beneficiaries require that the Original Guarantee be amended and restated such that the Guaranteed Obligations include the obligations of the New Class B Member under the LLC Agreement.
F.Section 13 of the Guarantee provides that the Guarantee may only be amended by a written instrument executed by Guarantor and each Beneficiary.
G.The Guarantor and the Beneficiaries desire to amend and restate the Original Guarantee in connection with the Affiliate Transfer.
D.    The guarantee and undertakings provided in this Guarantee will provide substantial benefit, directly or indirectly, to the Guarantor, it is in the best interests of the Guarantor to provide the guarantee and undertakings set forth hereunder, and such guarantee and undertakings are necessary or convenient to the conduct, promotion, or attainment of the business of the Guarantor.
E.    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor and the Beneficiaries agree that the Original Guarantee is hereby amended, restated and replaced by this Guaranty in its entirety, as follows:
Section 1.Definitions. Capitalized terms not otherwise defined in this Guarantee have the meanings given to them in the ECCA or, if not defined therein, in the LLC Agreement (as defined in the ECCA). The rules of interpretation set forth in the ECCA shall apply to this Guarantee. As used in this Guarantee, the following terms shall have the following meanings:
“Affiliate Transfer” has the meaning given in the preliminary statements.
“Aggregate Liability Amount” has the meaning given in Section 6(d).
“Beneficiaries” has the meaning given in the introductory paragraph.
“Claim Amount” has the meaning given in Section 7.
“Company” has the meaning given in the preliminary statements.
“ECCA” has the meaning given in the preliminary statements.
“Group Member” means, with respect to an entity, the entity and its direct and indirect parent entities and subsidiary entities; provided, that such parent entities shall include only those that own, directly or indirectly, more than 50% of the equity and voting interest of such entity, and such subsidiary entities shall include only those subsidiary entities of which such entity owns, directly or indirectly, more than 50% of the equity and voting interests.
“Guarantee” has the meaning given in the introductory paragraph.
“Guaranteed ECCA Obligations” has the meaning given in Section 2.
“Guaranteed LLCA Obligations” has the meaning given in Section 2.
“Guaranteed Obligations” has the meaning given in Section 2.
“Guarantor” has the meaning given in the introductory paragraph.
“MOMA” means the Management, Operation and Maintenance Agreement specified in Annex 9 of the ECCA or any replacement or renewal thereof.
“New Class B Member” has the meaning given in the preliminary statements.
“Original Guarantee” has the meaning given in the preliminary statements.
“PAA” means the Project Administration Agreement specified in Annex 2 of the ECCA and any replacement or renewal thereof.
“Pattern B Member” has the meaning given in the preliminary statements.
“Qualified Guarantee” has the meaning given in Section 19.

Amended & Restated Parent Guarantee

SECTION 2.    Guarantee.
(a)    The Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as surety, to each of the Beneficiaries (i) the performance, satisfaction and observation by the Pattern B Member of its indemnification obligations under Article Six of the ECCA in respect of any breach by the Pattern B Member of its representations, warranties or covenants in Article Three of the ECCA (the “Guaranteed ECCA Obligations”), (ii) the performance, satisfaction and observation by the Pattern B Member and the New Class B Member of its respective indemnification obligations under Article 11 of the LLC Agreement with respect to any breach by the Pattern B Member, in its capacity as Pattern B Member, or the New Class B Member of its respective representations, warranties and covenants made by the Pattern B Member or the New Class B Member, as applicable, in Section 3.02 or 3.03 of the LLC Agreement, (iii) so long as Pattern B Member is the Managing Member or Tax Matters Member, as applicable, the performance, satisfaction and observation by the Pattern B Member of its indemnification obligations under Article 11 of the LLC Agreement with respect to any breach by the Pattern B Member, in its capacity as Managing Member or as Tax Matters Member, of its covenants, agreements or obligations set forth in the LLC Agreement and (iv) in the event that the New Class B Member becomes the Managing Member or Tax Matters Member, as applicable, the performance, satisfaction and observation by the New Class B Member of its indemnification obligations under Article 11 of the LLC Agreement with respect to any breach by the New Class B Member, in its capacity as Managing Member or as Tax Matters Member, of its covenants, agreements or obligations set forth in the LLC Agreement (such indemnification obligations, described in clauses (ii), (iii) and (iv), the “Guaranteed LLCA Obligations” and, together with the Guaranteed ECCA Obligations, the “Guaranteed Obligations”), it being understood that the Guaranteed Obligations shall not include the obligations of any other party (e.g., it shall not include the obligations of the counterparties to the MOMA and PAA). Guarantor hereby agrees that, except as specifically provided herein, and to the fullest extent permitted by applicable law, its obligations hereunder shall not be conditional on, and Guarantor waives any defense arising under or based upon:
(i)    the validity or enforceability of any Guaranteed Obligation or of the ECCA or the LLC Agreement;
(ii)    the taking of or delay or failure to take any action by any of the Beneficiaries to enforce the Guaranteed Obligations, the ECCA or the LLC Agreement or otherwise exercise any rights or remedies against the Pattern B Member, the New Class B Member or any other Person;
(iii)    the insolvency, bankruptcy, liquidation or dissolution of the Guarantor, the New Class B Member or the Pattern B Member;
(iv)    any claim, set-off, counterclaim, defense or other rights that the Guarantor may have at any time and from time to time against any of the Beneficiaries, whether in connection with this transaction or any unrelated transaction;
(v)    any default, failure, omission or delay, willful or otherwise, on the part of the Pattern B Member, the New Class B Member or the Guarantor to perform or

Amended & Restated Parent Guarantee

comply with, or the impossibility or illegality of performance by the Pattern B Member, the New Class B Member or the Guarantor or any other Person (other than impossibility or illegality of performance that would apply to the extent that the Guaranteed Obligations were to be performed by the Guarantor) of any of the Guaranteed Obligations;
(vi)    any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of the Pattern B Member, the New Class B Member, the Guarantor or any other Person for any reason whatsoever, including, without limitations, any suit or action in any way attaching or involving any issue, matter or thing in respect of any of the ECCA, the LLC Agreement, the Guaranteed Obligations or any other agreement (other than a suit or action to which any of the Beneficiaries is a party or by which any of the Beneficiaries is bound concerning the scope of the Guaranteed Obligations or concerning the provisions of this Guarantee);
(vii)    any sale, lease or transfer of any or all of the assets of the Pattern B Member, the New Class B Member or the Guarantor, including any transfer or purported transfer from the Pattern B Member, the New Class B Member or the Guarantor to any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Pattern B Member, the New Class B Member or the Guarantor with or into any Person or any change in the ownership of the Pattern B Member, the New Class B Member or the Guarantor;
(viii)    any action or failure to act in any manner referred to in this Guarantee which may deprive the Guarantor of its rights to subrogation against the Pattern B Member or the New Class B Member to recover full indemnity for any payments or performances made pursuant to this Guarantee or of the Guarantor’s right to contribution against any other party;
(ix)    any change, whether direct or indirect, in the Guarantor’s relationship to the Pattern B Member (or any successor managing member or member that is an Affiliate of the Guarantor), the New Class B Member or the Company, including any such change by reason of any merger or consolidation or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of the Pattern B Member (or any successor managing member or member that is an Affiliate of the Guarantor), the New Class B Member or the Company, the Guarantor or any other entity; or
(x)    any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor;
other than, in each case, any defenses that the Pattern B Member, the Managing Member, the Tax Matters Member, the New Class B Member or the Guarantor may assert with respect to its performance under the agreement under which such Guaranteed Obligations arise, or the written waiver, settlement and/or discharge of the Guaranteed Obligations or of this Guarantee by the Beneficiaries.

Amended & Restated Parent Guarantee

(b)    The Guarantor’s obligations under this Guarantee are independent of any obligation of the Pattern B Member, the New Class B Member or any other Person, and a separate action or actions may be brought and prosecuted against the Guarantor under this Guarantee whether or not any action is brought or prosecuted against the Pattern B Member, the New Class B Member or any other person and whether or not the Pattern B Member, the New Class B Member or any other person is joined in any action under this Guarantee.
(c)    For the avoidance of doubt, nothing herein shall prevent or preclude any Beneficiary from delivering a demand for payment of any Guaranteed Obligation pursuant hereto concurrently with delivery to the Pattern B Member and the New Class B Member of notice of a Class A Equity Investor Claim under the ECCA or a Class A Claim under the LLC Agreement. All payments hereunder shall be made without reduction, whether by offset, payment in escrow, or otherwise.
(d)    The Guarantor hereby unconditionally and irrevocably waives notice of the acceptance of this Guarantee, demand or presentment for payment to the Pattern B Member or the New Class B Member or the making of any protest, notice of the amount of the Guaranteed Obligations outstanding at any time, notice of failure to perform on the part of the Pattern B Member or the New Class B Member, notice of any amendment, modification or waiver of or under the ECCA or the LLC Agreement, and all other notices or demands not required hereunder.
SECTION 3.    Subrogation. The Guarantor shall be subrogated to all rights of the Beneficiaries in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guarantee, provided, however, that the Guarantor shall be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation only after all rights of the Beneficiaries with respect to such Guaranteed Obligations shall have been fully and finally satisfied.
SECTION 4.    Continuing Guarantee. This Guarantee shall continue to be effective or be reinstated, as the case may be, if and to the extent that at any time any performance of all or any portion of the Guaranteed Obligations or any amount owed to the Beneficiaries hereunder is rescinded or must otherwise be returned by the Beneficiaries upon the insolvency, bankruptcy or reorganization of the Guarantor, the New Class B Member or the Pattern B Member.
SECTION 5.    Reimbursement. The Guarantor shall reimburse the Beneficiaries for any reasonable out-of-pocket expenses (including reasonable legal fees) incurred by the Beneficiaries in the enforcement of the obligations of the Guarantor hereunder, such reimbursement to be paid promptly upon submission by the Beneficiaries to the Guarantor of a written statement describing in reasonable detail the nature, purpose and amount of such expenses.
SECTION 6.    Certain Limitations. Notwithstanding anything in Section 2 hereof to the contrary:
(a)    the Guarantor shall not be required by this Guarantee to perform any Guaranteed Obligation or undertaking if the performance thereof is illegal or impossible under Law;

Amended & Restated Parent Guarantee

(b)    the Guarantor shall not be required to perform any Guaranteed Obligation while the performance of such Guaranteed Obligation is being disputed in good faith by the Person required to perform such Guaranteed Obligation;
(c)    the Guarantor’s liability hereunder with respect to any Guaranteed Obligation shall not exceed the liability of the Pattern B Member or the New Class B Member with respect to such Guaranteed Obligation, with reference specifically, but without limitation, to Section 6.2 of the ECCA and Section 11.02 of the LLC Agreement;
(d)    the Guarantor shall have no liability hereunder with respect to any action or inaction of the Managing Member or Tax Matters Member or any breach or noncompliance by the Managing Member or Tax Matters Member with any of the Guaranteed Obligations, if the Pattern B Member or the New Class B Member was not, at the time of such action, inaction, breach or noncompliance the Managing Member or Tax Matters Member, as applicable;
(e)    the Guarantor’s aggregate liability hereunder shall not exceed $120,000,000 less all amounts which have been paid by or on behalf of the Pattern B Member or the New Class B Member pursuant to either Section Six of the ECCA or Section 5.04 or Article 11 of the LLC Agreement (the “Aggregate Liability Amount”); provided that the aggregate liability of the Guarantor shall not exceed the amount calculated pursuant to Section 6(f); and
(f)    the Guarantor’s aggregate liability from time to time hereunder, under Section 6.1 of the ECCA and Section 11.02 of the LLC Agreement shall not exceed (i) if the Flip Point has not occurred, an amount the payment of which to the Beneficiaries, if treated as a Cash Flow for purposes of Section 5.06(b)(iii) of the LLC Agreement as of the Distribution Date immediately following payment of such amount, would cause the Flip Point to occur on or prior to the date on which the Flip Point is projected to occur in the Base Case Model and (ii) if the Flip Point has occurred, zero. For purposes of determining Guarantor’s maximum liability pursuant to this Section 6(f), all payments pursuant to this Guarantee shall be deemed to have been treated as Cash Flow for purposes of Section 5.06(b)(iii) of the LLC Agreement. Notwithstanding the foregoing, if any Tax contest or dispute applicable to a taxable period prior to or during which the Flip Point occurs relating to any Company Tax Return applicable to a year prior to or during which the Flip Point occurs shall cause any Beneficiary to fail to achieve the Flip Point (other than as a result of a change in a Fixed Tax Assumption), the indemnification obligations of the indemnifying party hereunder, under Section 6.1 of the ECCA and under Section 11.02 of the LLC Agreement shall not be subject to the limitations described in clause (ii) until it shall have received sufficient cash, PTCs or other Tax Benefits to cause the Flip Point to occur.
SECTION 7.    Payments into Escrow/Refund of Overpayment. In the event that an amount is due and payable to the Beneficiaries hereunder (the “Claim Amount”) at a time when the Flip Point has not been finally determined to have occurred under Section 5.06 of the LLC Agreement (and taking into account the dispute resolution procedures of Section 12.03 of the LLC Agreement), and there is a reasonable likelihood that (x) it will ultimately be determined that the Flip Point has occurred prior to payment of such Claim Amount or (y) payment of the Claim Amount to the Beneficiaries would result in the Flip Point occurring, then in lieu of paying the Claim Amount to Beneficiaries, the Guarantor may pay the Claim Amount into Escrow in accordance with

Amended & Restated Parent Guarantee

Section 5.04(d) of the LLC Agreement. If after depositing the Claim Amount into Escrow, it is finally determined that the Flip Point has not occurred and would not, as a result of payment of the Claim Amount to the Beneficiaries, occur, and without duplication of any amounts paid by the Pattern B Member or the New Class B Member to the Beneficiaries in respect of such Claim Amount under Section 5.04 of the LLC Agreement after deposit of the Claim Amount by the Guarantor, the Guarantor shall, or shall cause the Pattern B Member and the New Class B Member to, (x) instruct the Escrow Agent to pay the Claim Amount and any earnings thereon to the Beneficiaries, and (y) pay to the Beneficiaries, to the extent the Flip Point has not occurred, interest in an amount which, together with the earnings on the Claim Amount, equals interest on the Claim Amount at the Flip Rate from the date of deposit to the date of payment. If it is finally determined that payment of the Claim Amount would cause the Flip Point to occur, the Guarantor and the Beneficiaries shall instruct the Escrow Agent to pay the portion of the Claim Amount which would cause the Flip Point to occur to the Beneficiaries and the balance together with any earnings to the Guarantor. If it is finally determined that the Flip Point has occurred, the Beneficiaries shall instruct the Escrow Agent to pay the Claim Amount together with any earnings thereon to the Guarantor. If the Guarantor pays any Claim Amount directly to the Beneficiaries when it could have been deposited into Escrow and it is later determined that the Flip Point had occurred prior to, or as a result of, such payment, the Beneficiaries shall return the Claim Amount (or the applicable portion thereof) to the Guarantor without interest.
SECTION 8.    Financial Statements. (a) During the period from the date hereof until the expiration of this Guarantee, the Guarantor shall deliver to the Beneficiaries: As soon as available, but no later than sixty (60) days after the end of the first three quarterly fiscal periods of each applicable fiscal year of the Guarantor, beginning with the fiscal year that ends after the date hereof, unaudited consolidated financial statements of the Guarantor for the period from the beginning of the respective fiscal year to the end of such period, including a balance sheet and the related statement of income, stockholders’ equity and cash flows, in each case setting forth comparative figures for the period from the beginning of the respective fiscal year to the end of such period in the preceding fiscal year, to the extent comparative figures for previous dates and periods are publicly available and accompanied by a certificate by an Authorized Representative of the Guarantor, which certificate shall state that such financial statements fairly present in all material respects the financial condition and (to the extent applicable) results of operations of the Guarantor and its consolidated subsidiaries on the dates and for the periods indicated in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); and
(a)    As soon as available, but not later than one hundred twenty (120) days after the close of each fiscal year of the Guarantor, beginning with the fiscal year that ends after the date hereof, audited statements of income, members’ equity and cash flows of the Guarantor and its consolidated subsidiaries for such year and the related balance sheet as at the end of such year, setting forth in each case (to the extent applicable) in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion of Ernst & Young LLP or another independent certified public accountant of recognized national standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Guarantor and its consolidated subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (subject to normal year-end audit adjustments);

Amended & Restated Parent Guarantee

provided that if the Guarantor is a public company and is required or permitted to file reports under the Securities Exchange Act of 1934, the availability of such quarterly or annual financial statements filed thereunder, or the availability on Guarantor’s website, shall satisfy the requirements of this Section 8.
SECTION 9.    Representations and Warranties. The Guarantor represents and warrants to the Beneficiaries that:
(a)    The Guarantor is duly organized and validly existing under the laws of the State of Delaware. The Guarantor is not subject to any current orders for winding up, or appointment of a receiver or liquidator or to any notice of any proposed deregistration.
(b)    The execution, delivery and performance by the Guarantor of this Guarantee are within the Guarantor’s powers, have been duly authorized by all necessary action and do not conflict with or result in a breach of the organizational documents, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which the Guarantor is a party or by which the Guarantor is bound or to which the Guarantor is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien, charge, claim or encumbrance upon any of Guarantor’s revenues or assets pursuant to the terms of any such agreement or instrument.
(c)    No consent, action of authorization or approval or registration, declaration or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guarantee.
(d)    This Guarantee has been duly executed and delivered by the Guarantor. This Guarantee is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.
(e)    There is no action, suit or proceeding now pending before any court, administrative body or arbitral tribunal, or, to the Actual Knowledge of the Guarantor, threatened against the Guarantor, which could reasonably be expected to have an adverse effect on the Guarantor’s ability to perform its obligations under this Guarantee.
SECTION 10.    GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
SECTION 11.    Consent to Jurisdiction. Any legal action or proceeding by or against the Guarantor or with respect to or arising out of this Guarantee may be brought in or removed to the courts of the State of New York and of the United States of America in and for the Southern District of New York. Nothing herein shall affect the right to serve process in any other manner permitted

Amended & Restated Parent Guarantee

by law or the right of the Beneficiaries to bring legal action or proceedings in any other competent jurisdiction.
SECTION 12.    Waiver of Jury Trial. THE GUARANTOR AND EACH BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTEE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE GUARANTOR OR ANY BENEFICIARY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE GUARANTOR TO ENTER INTO, AND FOR EACH BENEFICIARY TO ACCEPT, THIS GUARANTEE.
SECTION 13.    Amendments, Etc. The terms of this Guarantee may be waived, altered or amended only by an instrument in writing duly executed by the Guarantor and each Beneficiary. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Addresses for Notices. All notices requests and other communications provided for hereunder shall be in writing (including facsimile) and will be deemed to have been duly given if delivered personally, by facsimile or electronic transmission, by overnight courier service or by certified mail (postage prepaid) to each of the parties at the applicable address specified below.
If to the Guarantor:            Pattern Energy Group Inc.
Pier One, Bay Three
San Francisco, CA 94111
Attention: General Counsel
Facsimile: (415) 283-4000
Telephone: (415) 362-7900

If to JPM Capital Corporation:        JPM Capital Corporation
10 South Dearborn, 12th Floor
Mail Code IL1 0502
Chicago, IL 60603-2003
Attention: Head of Energy Asset                                     Management
Telephone: (312) 732-2059
Fax: (312) 732-2569
Email: jpmcc.energy@jpmorgan.com

If to Morgan Stanley Wind LLC:        Morgan Stanley Wind LLC
1585 Broadway, Floor 04
New York, NY 10036
Attention: Vishal Kapadia/President
Tel: (212) 761-4091
Fax: (212) 507-3120

Amended & Restated Parent Guarantee

Email:
Vishal.Kapadia@morganstanley.com

Copy to:

MS Renewables Asset Management
1585 Broadway
New York, NY 10036
Attention: GSP Asset Management
Tel: (212) 761-4124
Fax: (212) 507-4084
Email:
gspnyrenewables@morganstanley.com

If to Comet Wind TX, LLC:            Comet Wind TX, LLC
c/o Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attention: Legal, M&A/Renewable Energy;                             Treasury, Asset Management
Fax: (650) 887-1790
Email: green-legal@google.com;                                 assetmgmt@google.com

SECTION 14.    No Waiver; Remedies. No failure on the part of a party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by a party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 15.    Severability. In case any one or more of the provisions contained in this Guarantee should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 16.    Pari passu. The obligations of the Guarantor under this Guarantee rank pari passu with all other unsecured unsubordinated indebtedness of the Guarantor.
SECTION 17.    Entire Agreement. This Guarantee and any agreement, document or instrument referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect of the subject matter hereof.
SECTION 18.    Benefit; Successors and Permitted Assigns.
(a)    This Guarantee is intended solely for the benefit of and is enforceable by the Beneficiaries and their respective successors or assigns permitted under the ECCA or the LLC

Amended & Restated Parent Guarantee

Agreement, and is not for the benefit of or enforceable by any other Person. This Guarantee shall be binding upon the Guarantor and its successors and permitted assigns and shall inure to the benefit of the successors and permitted assigns of the Beneficiaries; provided, that any Indemnified Party under the LLC Agreement (other than the Beneficiaries) shall be an intended third-party beneficiary for the purposes of this Guaranty and shall have the right to enforce any of its rights under this Guaranty and such rights shall survive the dissolution, liquidation or termination of the Beneficiaries.
(b)    This Guarantee and all obligations of the Guarantor hereunder to the Beneficiaries shall, except as provided in this Section 19(b), be assignable by the Guarantor only with the prior written consent of each Beneficiary. Notwithstanding anything herein to the contrary, the Guarantor shall have the right, without the consent of the Beneficiaries, to assign or terminate its obligations under this Guarantee in connection with a transfer by the Managing Member, the New Class B Member or Pattern B Member pursuant to, and to the extent permitted by, Section 3.03(b)(i)(C) of the LLC Agreement but only if the Guarantor’s obligations under this Guarantee have been replaced by a Qualified Guarantee. For the purposes of this section, a “Qualified Guarantee” shall mean a replacement guarantee or guarantees provided to the Beneficiaries in substantially the same form of, but in any case with the same scope and coverage as, this Guarantee or in such other form as shall be reasonably acceptable to the Supermajority of Class A Members, under which the replacement guarantor assumes all of the Guarantor’s obligations under this Guarantee and is a “Qualified Transferee” and directly or indirectly owns or Controls the Class B Membership Interests, the New Class B Member or the Pattern B Member.
SECTION 19.    Termination. Notwithstanding anything herein to the contrary, this Guarantee and all of the Guarantor’s obligations hereunder shall immediately and automatically terminate and be of no further force and effect upon the earlier of (i) the date on which the aggregate payments made by the Guarantor under Section 2 equal the Aggregate Liability Amount, (ii) upon the final determination of the Flip Point under Section 5.06 of the LLC Agreement (and taking into account the dispute resolution procedures of Section 12.03 of the LLC Agreement), (iii) the execution and delivery of a Qualified Guarantee pursuant to and in accordance with Section 19(b); provided, however, that if the replacement guarantee does not expressly cover the Guarantor’s obligations hereunder for the period prior to such replacement, the Guarantor’s obligations hereunder shall remain in effect in respect of Guarantor’s obligations for the period prior to such replacement or (iv) a direct or indirect Disposition of Membership Interests by a lender or any agent therefor to a third party in connection with or following any foreclosure by such lender (or deed in lieu thereof) pursuant to Section 3.03(c) of the LLC Agreement.
SECTION 20.    No Consequential or Punitive Damages. In no event shall the Guarantor be liable hereunder to any Beneficiary or any other Person for any indirect, consequential damages of any nature whatsoever, whether based on contract or tort, or strict liability or for any punitive or exemplary damages, provided that PTCs lost during the PTC Period shall not constitute indirect, punitive, consequential or exemplary losses or damages, whether or not the underlying loss of production constitutes consequential damages for which no recovery hereunder is permitted.
[Signature pages follow]

Amended & Restated Parent Guarantee

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer(s) thereunto duly authorized as of the date first above written.
PATTERN ENERGY GROUP INC.,
a Delaware corporation
By: /s/ Dyann S. Blaine

Name: Dyann S. Blaine
Title: Vice President

Accepted and agreed to
as of the date first above written:
JPM CAPITAL CORPORATION
By: /s/ Marie Y. Martinez
Name:    Marie Y. Martinez
Title:    Vice President

Amended & Restated Parent Guarantee

Accepted and agreed to
as of the date first above written:
MORGAN STANLEY WIND LLC
By: /s/ Vishal Kapadia
Name:    Vishal Kapadia
Title:    President

Accepted and agreed to
as of the date first above written:
COMET WIND TX, LLC
By: Everlasting Resources, LLC, its Managing Member
By: /s/ Kenneth H. Yi
Name:    Kenneth H. Yi
Title:    Assistant Secretary